EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

MONROE CAPITAL INCOME PLUS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$24,869,709	0.00009270	$2,305.42
Fees Previously Paid	-	-	-
Total Transaction Valuation	$24,869,709	-	-
Total Fees Due for Filing			$2,305.42
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$2,305.42

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 2,447,806 shares of common stock, par value $0.001 per share, of Monroe Capital Income Plus Corporation at a price equal to $10.16 per share, which represents the Company’s net asset value as of March 31, 2022.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals 0.009270% of the value of the transaction.